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                                                                    EXHIBIT 99.4

                             BROOKS AUTOMATION, INC.

      2001 RESTRICTED STOCK PURCHASE PLAN FOR KLA PRODUCT LINE ACQUISITION


SECTION A.  NAME AND PURPOSE

     This plan shall be known as the Brooks Automation, Inc. 2001 Restricted Stock Purchase Plan for KLA Acquisition (the "Plan"). Pursuant to a an Asset Purchase Agreement by and among Brooks Automation, Inc., a Delaware corporation (the "Company"), KLA-Tencor Corporation, a Delaware corporation ("KLA"), and KLA-Tencor Technologies, Inc., an affiliate of KLA, the Company is acquiring substantially all of the assets of the e-Diagnostics business of KLA (the "Acquired Business"). The purposes of the Plan are to provide long-term incentives and rewards to selected employees, consultants and advisors, of the Acquired Business, who are being offered to be hired by the Company in connection with the aforementioned acquisition (the "Acquisition"), as an inducement for such persons to accept such employment and to enable them to participate in the long term growth of the Company and to associate their interests more closely with those of the Company's stockholders.

SECTION B.  DEFINITIONS

          (i)   "AWARD" means any Restricted Stock awarded under the Plan.

          (ii)  "BOARD" means the Board of Directors of the Company.

          (iii) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          (iv) "COMMITTEE" means the Stock Option Committee of the Board, or such other committee of not less than three members of the Board appointed by the Board to administer the Plan.

          (v) "COMMON STOCK" or "STOCK" means the Common Stock, par value $.01 per share, of the Company.

          (vi) "COMPANY" means Brooks Automation, Inc. and any business entity in which Brooks Automation, Inc. owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

          (vii) "DESIGNATED BENEFICIARY" means the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due


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                 or exercise rights of the Participant in the event of the
                 Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

          (viii) "FAIR MARKET VALUE" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Board in good faith or in the manner established by the Board from time to time.

          (ix) "PARTICIPANT" means a person eligible pursuant to Section D hereof and selected by the Board to receive an Award under the Plan.

          (x) "RESTRICTED STOCK" means shares of Common Stock subject to forfeiture awarded to an Employee Participant hereunder.

SECTION C. ADMINISTRATION

     The Plan shall be administered by the Board or the Committee. The Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Board's decisions shall be final and binding. To the extent permitted by applicable law, the Board may delegate to the Committee the power to make Awards to Participants and all determinations under the Plan with respect thereto.

SECTION D. ELIGIBILITY

     All employees, consultants and advisors, of the Acquired Business, who are being offered to be hired by the Company, and accept such position, in connection with the Acquisition are eligible to be Participants in the Plan. Notwithstanding the foregoing, no officer or director of the Company is eligible to receive an Award under this Plan.

SECTION E. STOCK AVAILABLE FOR AWARDS

     Awards may be made under the Plan to acquire not in excess of 50,000 shares of Common Stock. If any Award in respect of shares of Common Stock is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment for any tax obligation thereon, the shares subject to such Award or so surrendered shall be retired, shall resume the status of authorized and unissued shares pursuant to Section 243 of the Delaware General Corporation Law and may not be reissued hereunder. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

SECTION F. AWARDS

          (i) In connection with the closing of the Acquisition and subject to the provisions of the Plan, the Board may award shares of Restricted Stock to


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               Participants and determine the purchase price for the shares, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

          (ii) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Board, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Board may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary, subject to the withholding of any shares to pay any tax that may be due thereon pursuant to Section G(v) or otherwise.

SECTION G. GENERAL PROVISIONS APPLICABLE TO AWARDS

          (i) DOCUMENTATION. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

          (ii) BOARD DISCRETION. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of award or at any time thereafter.

         (iii) TERMINATION OF EMPLOYMENT. The Board shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

          (iv) CHANGE IN CONTROL. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Board in its


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               discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (A) provide for the acceleration of any time period relating to the exercise of the Award, (B) adjust the terms of the Award in a manner determined by the Board to reflect the change in control,
               (C) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (D) make such other provision as the Board may consider equitable and in the best interests of the Company.

          (v) WITHHOLDING. The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

          (vi) AMENDMENT OF AWARD. The Board may amend, modify, suspend or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of removal of restrictions, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

SECTION H. MISCELLANEOUS

          (i) NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

          (ii) GOVERNING LAW. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

         (iii) INDEMNITY. Neither the Board nor the Committee, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees


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               to indemnify the members of the Board, the members of the
               Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

          (iv) AMENDMENT. The Board may at any time or from time to time amend, modify, suspend or terminate in any respect the terms of this Plan in whole or in part; provided, however, that neither the Board nor the Committee may affect the rights of a Participant in a manner contrary to Section G(vi) hereof.